UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2019

ENABLE MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	1-36413	72-1252419
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Leadership Square 211 North Robinson Avenue Suite 150 Oklahoma City, Oklahoma 73102
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (405) 525-7788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 29, 2019, Enable Midstream Partners, LP, a Delaware limited partnership (“Enable”), entered into a $1.0 billion unsecured term loan facility (the “Term Loan Facility”), with Bank of America, N.A., as administrative agent, and the several lenders thereto. The Term Loan Facility has a scheduled maturity date of January 29, 2022, but contains an option, which may be exercised up to two times, to extend the maturity date for an additional one-year term.

The Term Loan Facility provides that outstanding borrowings bear interest at the eurodollar rate and/or an alternate base rate, at Enable’s election, plus an applicable margin. The applicable margin will be based on Enable’s designated ratings from Standard & Poor’s Ratings Services, Moody’s Investors Services and Fitch Ratings (the “Rating Agencies”). The applicable margin shall equal, (1) in the case of interest rates determined by reference to the eurodollar rate, between 0.75% and 1.50% per annum and (2) in the case of interest rates determined by reference to the alternate base rate, between 0.00% and 0.50% per annum. The eurodollar rate will be fixed for interest periods of 1, 2, 3 or 6 months, at Enable’s election, or if requested by Enable and agreed to by all lenders, such other period of time. The applicable base rate will fluctuate as and when such rate changes.

Advances under the Term Loan Facility are subject to certain conditions precedent, including the accuracy in all material respects of certain representations and warranties and the absence of any default or event of default. Advances under the Term Loan Facility may be used to refinance indebtedness outstanding from time to time and for other general corporate purposes, including to fund acquisitions, investments and capital expenditures. As of January 31, 2019, there is a principal advance of $200 million outstanding under the Term Loan Facility. Advances under the Term Loan Facility can be prepaid, in whole or in part, at any time without premium or penalty, other than usual and customary LIBOR breakage costs, if applicable. The Term Loan Facility has a delayed-draw feature that provides Enable with the option to make up to $800 million in additional advances for up to 180 days from January 29, 2019, subject to the terms and conditions of the Term Loan Facility.

The Term Loan Facility requires Enable to, starting April 29, 2019, and continuing until the date on which all commitments have expired or been terminated or the amount available to be drawn is zero, pay a ticking fee on each lender’s unused commitment amount (the “Ticking Fee”). The Ticking Fee shall equal 0.125% on the actual daily amount of such lender’s portion of the unused commitments.

The Term Loan Facility contains a financial covenant requiring Enable to maintain a ratio of consolidated funded debt to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) as of the last day of each fiscal quarter of less than or equal to 5.00 to 1.00; provided that, for a certain period of time following an acquisition by Enable or certain of its subsidiaries with a purchase price that, when combined with the aggregate purchase price for all other such acquisitions in any rolling 12-month period, is equal to or greater than $25 million, the consolidated funded debt to consolidated EBITDA ratio as of the last day of each such fiscal quarter during such period would be permitted to be up to 5.50 to 1.00.

The Term Loan Facility also contains covenants that restrict Enable and certain of its subsidiaries in respect of, among other things, mergers and consolidations, sales of all or substantially all assets, incurrence of subsidiary indebtedness, incurrence of liens, transactions with affiliates, designation of subsidiaries as Excluded Subsidiaries (as defined in the Term Loan Facility), restricted payments, changes in the nature of their respective businesses and entering into certain restrictive agreements. The Term Loan Facility is subject to acceleration upon the occurrence of certain defaults, including, among others, payment defaults on such facility, breach of representations, warranties and covenants, acceleration of indebtedness (other than intercompany and non-recourse indebtedness) of $100 million or more in the aggregate, change of control, nonpayment of uninsured judgments in excess of $100 million, and the occurrence of certain ERISA and bankruptcy events, subject where applicable to specified cure periods.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description

10.1	Term Loan Agreement, dated as of January 29, 2019, by and among Enable Midstream Partners, LP and Bank of America, N.A., as administrative agent, and the several lenders from time to time party thereto relating to a $ 1,000,000,000 three-year unsecured term loan facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enable Midstream Partners, LP

Date: January 31, 2019	By:	Enable GP, LLC, its general partner

	By:	/s/ J. Brent Hagy
J. Brent Hagy Vice President, Deputy General Counsel, Secretary, and Chief Ethics & Compliance Officer